UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 10, 2022
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Tandem Diabetes Care, Inc.
(Exact name of registrant as specified in its charter)
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Delaware		001-36189	20-4327508
(State or other jurisdiction of incorporation)		(Commission File Number)	(I.R.S. Employer Identification No.)
11075 Roselle Street			92121
San Diego	California		(Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code: (858) 366-6900
N/A
(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, par value $0.001 per share	TNDM	Nasdaq Global Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
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Item 1.01 Entry into a Material Definitive Agreement.

On December 10, 2022, Tandem Diabetes Care, Inc., a Delaware corporation (the “Company”), entered into a Share Purchase Agreement (the “Purchase Agreement”) with the Sellers listed on Annex B attached thereto (collectively, the “Sellers” and each, individually, a “Seller”) and AMF Medical SA, a corporation organized and existing under the laws of Switzerland (“AMF Medical”).

Pursuant to the terms of the Purchase Agreement, the Company will acquire all of the registered shares of AMF Medical (the “Transaction”), the privately held Swiss developer of the Sigi™ Patch Pump. The purchase price includes a previous strategic investment of Swiss Francs (“CHF”) 8.0 million paid in the third quarter of 2022, a cash payment of CHF 62.4 million (the “Preliminary Closing Consideration”) due at the closing of the Transaction (the “Closing”), and additional contingent earnout payments. The additional earnout payments of up to CHF 129.6 million, in aggregate, become payable upon the achievement of certain milestones and are comprised of a payment of up to CHF 38.4 million upon the successful completion of key development milestones over the next two years, and a payment of up to CHF 91.2 million upon obtaining regulatory clearance of an automated controller enabled (ACE) pump by the United States Food and Drug Administration.

The Closing of the Transaction is subject to (1) the absence of any material adverse effect (as defined in the Purchase Agreement), (2) execution of revised employment agreements with AMF Medical by certain employees and retained employment of remaining AMF Medical employees substantially in accordance with the terms set forth in the Purchase Agreement, and (3) other customary closing conditions. The Transaction is expected to close in January 2023, subject to the satisfaction or waiver of such conditions.

The Purchase Agreement contains customary termination rights for the Company and the Sellers, including in the event the Transaction is not consummated within the first quarter of 2023 as provided in the Purchase Agreement, which may be extended under certain circumstances. The Purchase Agreement also contains customary representations, warranties, covenants and indemnification provisions.

The foregoing description of the Purchase Agreement and the Transaction does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ending December 31, 2022.

The above description of the Purchase Agreement is included to provide investors with information regarding the terms of the Purchase Agreement and is not intended to provide any other factual information about the Company, AMF Medical, the Sellers or their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of the Purchase Agreement and as of specific dates, were solely for the benefit of the parties to the Purchase Agreement and may be subject to limitations agreed upon by the parties in connection with negotiating the terms of the Purchase Agreement, including being qualified by confidential disclosures made by each party to the other for the purposes of allocating contractual risk between them that differ from those applicable to investors. In addition, certain representations and warranties may be subject to a contractual standard of materiality different from those generally applicable to investors and may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts. Information concerning the subject matter of the representations, warranties and covenants may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in public disclosures by the Company. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of the Company, AMF Medical, the Sellers or any of their respective subsidiaries, affiliates or businesses.

Item 7.01 Regulation FD Disclosure.

On December 13, 2022, the Company issued a press release announcing the execution of a definitive agreement to purchase AMF Medical SA. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Number	Description
99.1	Press release of Tandem Diabetes Care, Inc. dated December 13, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tandem Diabetes Care, Inc.

By:	/s/ Shannon M. Hansen
Shannon M. Hansen
Senior Vice President, General Counsel, Corporate Secretary & Chief Compliance Officer
Date: December 12, 2022
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